Exhibit 2.2

Amendment No. 1 to Stock Purchase Agreement

Amendment No. 1, dated as of December 24, 2008 (“Amendment No. 1”), to the Stock Purchase Agreement, dated as of March 18, 2005 (the “Purchase Agreement”), by and between Washington Trust Bancorp, Inc., a Rhode Island corporation (the “Buyer”), Weston Financial Group, Inc., a Massachusetts corporation (the “Company”), I. Richard Horowitz, Joseph Robbat, Jr., Douglas A. Biggar, Wayne M. Grzecki, Robert I. Stock and Ronald A. Sugameli (those individuals, collectively, the “Principals”), and the Persons listed on the signature page to the Purchase Agreement under the heading “Other Shareholders” (the Principals and the Other Shareholders are referred to herein collectively as the “Shareholders”).

WHEREAS, Section 12.2(a) of the Purchase Agreement provides that any provision of the Purchase Agreement may be amended if the amendment is in writing and is signed by each party to the Purchase Agreement.

WHEREAS, pursuant to Section 2.6(c) of the Purchase Agreement, the Buyer shall pay to the Shareholders an aggregate amount in cash equal to the Third Contingent Payment on or before the earlier of (i) 15 Business Days after the date the Buyer files with the SEC its annual report on Form 10-K for the fiscal year ending December 31, 2008, and (ii) April 15, 2009.

WHEREAS, the Buyer and the Shareholders desire that the Buyer pay to the Shareholders an aggregate amount in cash equal to 99% of the Third Contingent Payment (as defined below) on or before December 31, 2008.

WHEREAS, the Buyer and the Shareholders desire that the Buyer pay to the Shareholders an aggregate amount in cash equal to the Fourth Contingent Payment (as defined below) on or before the earlier of (i) 15 Business Days after the date the Buyer files with the SEC its annual report on Form 10-K for the fiscal year ending December 31, 2008, and (ii) April 15, 2009.

WHEREAS, the parties desire to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Purchase Agreement and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Section 1.1(a) of the Purchase Agreement is amended by deleting the definition of “Contingent Payment” in its entirety and substituting therefore the following:

““Contingent Payment” means any of the First Contingent Payment, the Second Contingent Payment, the Third Contingent Payment and the Fourth Contingent Payment.”

3. Section 2.6(c) of the Purchase Agreement is amended by deleting Section 2.6(c) in its entirety and substituting therefore the following:

“On December or before 31, 2008, the Buyer shall pay to the Shareholders an aggregate amount in cash equal to 99% of the Third Contingent Payment.  The Shareholders hereby agree and acknowledge that the payment of 99% of the Third Contingent Payment by the Buyer is in full satisfaction of any payment owed to the Shareholders for the period between January 1, 2008 and October 31, 2008 and that the Shareholders are not entitled to any additional payment for the period between January 1, 2008 and October 31, 2008.”

4. Section 2.6(d) of the Purchase Agreement is amended by deleting Section 2.6(d) in its entirety and substituting therefore the following:

“On or before the earlier of (A) 15 Business Days after the date the Buyer files with the SEC its annual report on Form 10-K for the fiscal year ending December 31, 2008, and (B) April 15, 2009, the Buyer shall pay to the Shareholders an aggregate amount in cash equal to the Fourth Contingent Payment.”

5. Section 2.6(e) of the Purchase Agreement is amended by deleting Section 2.6(e) in its entirety and substituting therefore the following:

“For purposes of Sections 2.6, 2.7 and 2.8, the following terms have the following meanings:

(i)                 “First Contingent Payment” means an amount based on 2006 EBITDA determined according to the table and principles set forth in Schedule 2.6; provided that in no event will the First Contingent payment be less than $2,000,000.

(ii)                 “Second Contingent Payment” means an amount based on 2007 EBITDA determined according to the table and principles set forth in Schedule 2.6; provided that in no event will the Second Contingent Payment be less than $2,000,000.

(iii)                 “Third Contingent Payment” means an amount based on 10-Month 2008 EBITDA determined according to the table and principles set forth in Schedule 2.6.

(iv)                 “Fourth Contingent Payment” means an amount based on November and December 2008 EBITDA determined according to the table and principles set forth in Schedule 2.6.

(v)                 “2006 EBITDA” means EBITDA for the fiscal year ending December 31, 2006.

(vi)                 “2007 EBITDA” means EBITDA for the fiscal year ending December 31, 2007.

(vii) “10-Month 2008 EBITDA” means EBITDA for the period from January 1, 2008 through October 31, 2008.

(viii) “November and December 2008 EBITDA” means EBITDA for the period from November 1, 2008 through December 31, 2008.

(ix)                 “EBITDA” means, with respect to a specific time period, the excess of Qualifying Revenues over Expenses.

(x)                 “Qualifying Revenues” means, with respect to a specified time period, that portion of the consolidated revenues of the Acquired Business (as determined in accordance with GAAP applied on a consistent basis) that are generated by the Acquired Business during that period from Investment Management Services, Insurance Services and Brokerage Services (regardless of where in the Combined Buyer Group they are generated).

(xi)                 “Expenses” means, with respect to a specific time period, all consolidated expenses, costs and charges of any nature (as determined on an accrual basis in accordance with GAAP applied on a consistent basis) of the Acquired Business (regardless of where in the Combined Buyer Group they are incurred) including (A) any incentive compensation, profit sharing or bonus expense payable to persons employed by a member of the Combined Buyer Group in connection with the Acquired Business (including, to the extent required by GAAP, expenses relating to the granting of stock options or other equity instruments), but excluding (B) (1) the payment of interest expense on indebtedness for borrowed money, (2) the payment of federal, state, local and foreign taxes based on or measured by gross or net income, (3) the effect of any depreciation or amortization with respect to any property or assets of the Acquired Business and (4) any amount paid to any Principal as severance and any amount paid for the continuation of that Principal’s health and dental benefits following the termination of that Principal’s employment with the Company by the Company without cause or by the Principal for good reason under his employment agreement with the Company that is then in effect; provided further that Expenses shall not include any allocation to the Acquired Business of general corporate or administrative costs or other similar overhead costs of the Buyer and its Affiliates, except to the extent they represent costs actually incurred by the Buyer and its Affiliates in connection with services or expenses requested by, or undertaken for the benefit of, the Acquired Business, including services or expenses that are jointly requested by, or undertaken for the joint benefit of, the Acquired Business and other businesses of the Buyer and its Affiliates, in which case there shall be allocated to the Acquired Business its proportionate share of those costs.”

6. Section 2.6 of the Purchase Agreement is amended by adding a new Section 2.6(f) as follows:

“During the period commencing on the Closing Date and ending at the close of business on December 31, 2008 (the “Earnout Period”), without the mutual written consent of the Parent and the Shareholders’ Representative, no member of the Combined Buyer Group may effect (i) any transfer or partial transfer to or from any other member of the Combined Buyer Group of, or (ii) any internal reorganization or partial reorganization of the Combined Buyer Group relating to, any client or customer account (or any assets therein or services with respect thereto) or business division, product or service of the Acquired Business or of the Buyer and its Affiliates, as the case may be, in each case that existed prior to the Closing (any such transfer or reorganization, an “Existing-Business Transfer”).”

7. Section 2.7(c) of the Purchase Agreement is amended by deleting Section 2.7(c) in its entirety and substituting therefore the following:

“At the time of the payment of the Second Contingent Payment, the Buyer shall deliver to the Shareholders’ Representative a statement setting forth the Buyer’s calculations of 2007 EBITDA (the “Second Preliminary Statement”).  At the time of the payment of the Third Contingent Payment, the Buyer shall deliver to the Shareholders’ Representative a statement setting forth the Buyer’s calculations of 10-Month 2008 EBITDA (the “Third Preliminary Statement”).  At the time of the payment of the Fourth Contingent Payment, the Buyer shall deliver to the Shareholders’ Representative a statement setting forth the Buyer’s calculations of November and December 2008 EBITDA (the “Fourth Preliminary Statement”).  If the Shareholders’ Representative disagrees with any item or amount contained in the Second Preliminary Statement, the Third Preliminary Statement or the Fourth Preliminary Statement or with the Buyer’s calculation of 2007 EBITDA, 10-Month 2008 EBITDA or November and December 2008 EBITDA, then, in each case, the Shareholders’ Representative may, within 15 days after delivery of the Secondary Preliminary Statement, the Third Preliminary Statement, or the Fourth Preliminary Statement, as applicable, deliver a notice to the Buyer disagreeing with the applicable calculation and setting forth the Shareholders’ Representative’s calculation of 2007 EBITDA, 10-Month 2008 EBITDA, or November and December 2008 EBITDA, as applicable.  Upon delivery of such a notice, all matters in dispute shall be resolved in a manner consistent with the process described in Sections 2.7(a) and 2.7(b) with respect to 2006 EBITDA and the Preliminary Statement.”

8. The following amendments are made to the following references that appear throughout the Purchase Agreement:

(a)         Any reference to “Section 2.6(d)” shall be deleted and replaced with “Section 2.6(e);”

(b)         Any reference to “Section 2.6(d)(i)” shall be deleted and replaced with “Section 2.6(e)(i);”

(c)         Any reference to “Section 2.6(d)(ii)” shall be deleted and replaced with “Section 2.6(e)(ii);”

(d)         Any reference to “Section 2.6(d)(iii)” shall be deleted and replaced with “Section 2.6(e)(iii);”

(e)         Any reference to “Section 2.6(d)(iv)” shall be deleted and replaced with “Section 2.6(e)(v);”

(f)         Any reference to “Section 2.6(d)(v)” shall be deleted and replaced with “Section 2.6(e)(vi);”

(g)         Any reference to “Section 2.6(d)(vi)” shall be deleted and replaced with “Section 2.6(e)(vii);”

(h)         Any reference to “Section 2.6(d)(vii)” shall be deleted and replaced with “Section 2.6(e)(ix);”

(i)         Any reference to “Section 2.6(d)(viii)” shall be deleted and replaced with “Section 2.6(e)(x);”

(j)         Any reference to “Section 2.6(d)(ix)” shall be deleted and replaced with “Section 2.6(e)(xi);” and

(k)         Any reference to “Section 2.6(e)” shall be deleted and replaced with “Section 2.6(f).”

9. Schedule 2.6 of the Purchase Agreement is amended and restated in its entirety as shown in Exhibit A attached hereto.

10. Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Purchase Agreement are intended or implied, and in all other respects the Purchase Agreement as amended is hereby specifically ratified, restated and confirmed by the parties hereto as of the effective date hereof.  To the extent of any conflict between the terms of this Amendment No. 1 and the Purchase Agreement, the terms of this Amendment No. 1 shall control.  The Purchase Agreement and this Amendment No. 1 shall be read and construed as one agreement.

11. This Amendment No. 1 may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, the parties are signing this Amendment No. 1 as of the date first above written.

WASHINGTON TRUST BANCORP, INC.

By:	/s/ John C. Warren
Name: John C. Warren
Title: Chairman and Chief Executive Officer

WESTON FINANCIAL GROUP, INC.

By:	/s/ Wayne M. Grzecki
Name: Wayne M. Grzecki
Title: President

/s/ I. Richard Horowitz
I. Richard Horowitz

/s/ Joseph Robbat, Jr.
Joseph Robbat, Jr.

/s/ Douglas A. Biggar
Douglas A. Biggar

/s/ Wayne M. Grzecki
Wayne M. Grzecki

/s/ Robert I. Stock
Robert I. Stock

/s/ Ronald A. Sugameli
Ronald A. Sugameli

Other Shareholders:

/s/ Kerry P. Falco
Kerry P. Falco

/s/ William O’Neill
William O’Neill, as Joint Tenant with Susan O’Neill

/s/ Susan O’Neill
Susan O’Neill, as Joint Tenant with William O’Neill

/s/ Sue W. Goldstein
Sue W. Goldstein

/s/ Elizabeth W. Cady
Elizabeth W. Cady

IRA FBO Barbara Beckingham

/s/ Barbara Beckingham
Name: Barbara Beckingham, its beneficiary

IRA FBO Brenda Y. Allen

/s/ Brenda Y. Allen
Name: Brenda Y. Allen, its beneficiary

/s/ Donald Gaiter
Donald Gaiter

/s/ Dr. David Koffman
Dr. David Koffman

By: Gail Shapiro pursuant to a Power of Attorney dated August 20, 1997

/s/ Gail Shapiro
Gail Shapiro

/s/ Alden French, III
Alden French, III

/s/ Timothy H. French
Timothy H. French

/s/ Dorothy M. French
Dorothy M. French

/s/ Julia W. Veghte
Julia W. Veghte

USB Financial Services
FBO Peter D. Gross Rollover IRA

/s/ Peter D. Gross
Name: Peter D. Gross, its beneficiary